Enzo Biochem, Inc.
527 Madison Avenue
New York, NY 10022

FOR IMMEDIATE RELEASE

ENZO BIOCHEM REPORTS FISCAL SECOND QUARTER RESULTS

NEW YORK, March 12, 2015 – Enzo Biochem Inc. (NYSE:ENZ) today reported results for the fiscal second quarter ended January 31, 2015.

•	Year over year revenues for the quarter and first half both increased, despite persisting unusually severe winter conditions which adversely affected the Clinical Lab.
•	Clinical Lab revenue increased 6% for the second quarter compared to the year earlier period.
•	Foreign currency movements impacted Life Sciences results, which otherwise would have been unchanged for the second quarter compared to the year earlier period.
•	Consolidated quarterly gross profit margins were unchanged, with Clinical Labs increasing 400 basis points year over year.
•	Legal expenses significantly increased, reflecting intense pre-trial activity, particularly in connection with Delaware cases.
•	Operating loss for second fiscal quarter and six months ended January 31, 2015 increased $0.3 million for the quarter and $0.4 million for six months.
•	At January 31, 2015, cash and cash equivalents was in excess of $15.3 million.

“The quarter was marked by a number of achievements which should position the Company for future growth,” commented Barry Weiner, President. “Our scientific teams completed the design, development and validation work on the FlowScript™ platform that allows for the multiplex analysis of cell function and identity in a single assay. The first product, FlowScript e6/e7 HPV, is targeted to serve the $1+ billion cervical cancer market. On the legal front initial deposition activity involving the 11 cases for patent infringement brought in Delaware largely came to an end, though other pre-trial activity continues. We believe the numerous opportunities we have for significant awards/settlements supports the significant time spent and expense incurred. The weakness in both the Euro and Swiss Franc, where Life Sciences operates a major international marketing facility, adversely impacted our results, similar to its effect on other international businesses. In addition, extreme cold weather and snow towards the end of January in the Northeast, a condition that has persisted into the third quarter, affected the Clinical Labs’ activities. Despite these headwinds, both Life Sciences and the Clinical Lab reported positive EBITDA results.

“We continue to await the U.S. Appeals Court decision on the jury verdict awarding Enzo in excess of $60 million in penalties and interest in our successful litigation against Life Technologies. Life Technologies appealed the verdict and oral arguments were heard in December 2014. The investment in legal costs to protect our patent estate, which have been approximately $5.3 million in the six month period so far this year, and the adverse foreign currency effects have masked what have otherwise been improved operating results.

“Against this background, we continue to work towards commercialization of our platform and marketing of our products, serving our clients and their patients, and expanding our customer base.”

Quarterly Operating Results

Second quarter revenues were $23.1 million, up from $22.9 million a year ago, an increase of 1%. Clinical Labs revenue increased 6% from the prior year period to $14.7 million. Life Sciences revenue was $8.4 million or 5% lower than the prior year period. Weakness in the Euro and Swiss Franc adversely impacted Life Sciences product revenues by $0.3 million and lower royalty and license fee income by $0.4 million.

Cost of goods remained essentially unchanged at $13.1 million, or roughly 57% of revenues, while SG&A expense declined $0.4 million, to 42% of revenues, from 44%, in the prior year period. The provision for uncollectible receivables, substantially all related to Clinical Labs declined by $0.3 million, or 34%, to 4% of revenues, from 7%, a year ago.

Legal expenses totaled $2.8 million, compared with $1.5 million, up $1.3 million from the prior year period. The increase reflected pre-trial depositions on 11 Delaware cases required to be completed before the end of 2014.

Gross margin increased to $10.0 million, from $9.8 million a year ago, an increase of 3%. Gross profit as a percent of revenues was unchanged at 43%. The operating loss totaled $3.9 million, compared to $3.6 million a year ago. Net loss was $4.1 million, or $0.09 per fully diluted share for the quarter ended January 31, 2015.

At January 31, 2015, total current assets amounted to $37.0 million, including cash and cash equivalents of $15.3 million, compared to total current liabilities of $22.7 million, a current ratio of 1.6 to 1.

Quarterly Segment Results

Enzo Clinical Labs is performing well, increasing market share, utilizing more esoteric and higher margin tests, and applying technology effectively in managing its accounts and communicating with physician clients. While severe winter weather and snow towards the end of the quarter impacted results, with an estimated $0.3 million in reduced revenue, the segment nonetheless reported increased quarterly revenue of $14.7 million, an increase of 6% over the prior year period.

As noted previously, the provision for uncollectible receivables, largely related to Clinical Labs, declined sharply, despite increased revenue. Cost of goods held steady and gross margin increased 20%, to $5.5 million. As a percent of revenues, gross profit advanced to 37%, from 33% over the prior year period. The quarter’s net operating loss was reduced by approximately $1.2 million, to $0.3 million, a 79% improvement.

Enzo Life Sciences product revenues were adversely affected, as noted, by weakness in the Euro and Swiss Franc, accounting almost wholly for the 4% decline, to $7.7 million from $8.1 million a year ago. SG&A declined to $2.7 million, from $3.3 million, or, as a percentage of product revenues, to 35%, from

41%, while cost of goods decreased 1%. Gross margin (product only, excludes royalty income) declined to $3.9 million, or 7%, with the gross profit percentages virtually unchanged at 51%, compared to 52% in the prior year period. Due to the foreign exchange impact on product revenues and lower royalty income, the quarterly operating income declined to $1.32 million from $1.35 million, a year ago. The decline was offset in part by Life Science’s transformation to offering fewer but higher margin products and consolidation.

First Half Operating Results

For the six months ended January 31, 2015, revenues increased 2%, to approximately $48.0 million, with costs of goods up 1%, to $26.9 million, SG&A was down 3%, to $20 million, and the provision for uncollectible accounts receivable at $1.1 million, declined 36%. Legal expenses were $5.3 million, compared with $2.9 million, an increase of $2.4 million or 83%. Gross margin improved 3%, to $21.0 million, and the gross profit as a percent of revenues stood at 44%, up from 43% a year ago. Operating loss for the six months approximated $7.0 million, up from $6.6 million a year ago. Net loss was $7.8 million, or $0.17 per fully diluted share for the six months ended January 31, 2015.

Conference Call

The Company will conduct a conference call Friday, March 13, 2015 at 8:30 AM ET. The call can be accessed by dialing 1-888-459-5609. International callers can dial 1-973-321-1024. Please reference PIN number 2925694. Interested parties may also listen over the Internet http://event.on24.com/r.htm?e=963605&s=1&k=6CB64D85F58CB960F00DB60A9AC04DC8. To listen to the live call on the Internet, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available approximately two hours after the end of the live call, through midnight (ET) on Friday, March 27, 2015. The replay of the conference call can be accessed by dialing 1-800-585-8367, and when prompted, use PIN number 2925694. International callers can dial 1-404-537-3406, using the same PIN number.

NON-GAAP Financial Measures

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Enzo Biochem attached to this news release and will post to the Company's investor relations web site (www.enzo.com) any reconciliation of differences between non-GAAP financial information that may be required in connection with issuing the Company's quarterly financial results.

The Company uses EBITDA, as a measure of performance to demonstrate earnings exclusive of interest, taxes, depreciation and amortization. Adjustments to EBITDA are for items of a non-recurring nature and are reconciled on the table provided. The Company manages its business based on its operating cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company's performance based on the Company's net loss not its cash flows, there is a limitation to the

EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company's case is the removal of interest, taxes, depreciation and amortization.

We refer you to the tables attached to this press release which includes reconciliation tables of GAAP to Non-GAAP net income (loss) and EBITDA to Adjusted EBITDA.

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and therapeutics through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products systems and services that meet the ever-changing and rapidly growing needs of health care both today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses are dependent on a number of factors outside of the control of the company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigations, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2014. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

###

Contact:

For Enzo Biochem, Inc.

Steven Anreder	Michael Wachs
Anreder & Company	CEOcast, Inc.
212-532-3232	212-732-4300
steven.anreder@anreder.com or	mwachs@ceocast.com

ENZO BIOCHEM, INC.

(in thousands, except per share data)

	Three months ended		Six months ended
	January 31,		January 31,
Selected operations data:	(unaudited)		(unaudited)

	2015	2014	2015	2014
Revenues:

Clinical laboratory services	$14,726	$13,848	$30,547	$28,707
Product revenues	7,723	8,054	15,725	15,717
Royalty and license fee income	644	1,026	1,644	2,637

Total revenues	$23,093	$22,928	$47,916	$47,061

Gross profit	$10,031	$9,771	$21,027	$20,348

Gross profit %	43%	43%	44%	43%

Loss before income taxes	(4,205)	(3,570)	(7,812)	(6,295)

Benefit (provision) for income taxes	115	4	(8)	(58)

Net loss	$(4,090)	$(3,566)	$(7,820)	$(6,353)

Basic and diluted loss per share	($0.09)	($0.09)	($0.17)	($0.15)

Weighted average shares outstanding - basic and diluted	45,000	41,887	44,782	41,472

Selected balance sheet data:	January 31, 2015 (unaudited)	July 31, 2014 (unaudited)

Cash and cash equivalents	$15,346	$17,455

Working capital	$14,327	$15,771

Stockholders’ equity	$34,862	$36,950

Total assets	$59,543	$64,411

The following table presents a reconciliation of reported net income (loss) and basic and diluted earnings per share to non-GAAP net income (loss) and basic and diluted earnings per share for the three and six months ended January 31, 2015 and 2014, respectively.

ENZO BIOCHEM, INC.

Non-GAAP, Reconciliation Table
(Unaudited, in thousands, except per share data)

	Three months ended		Six months ended
	January 31,		January 31,
	2015	2014	2015	2014

Reported GAAP net income (loss)	$(4,090)	$(3,566)	$(7,820)	$(6,353)
Adjusted for:
Legal settlements, net	—	—	—	—
Legal fees associated with settlements	—	—	—	—
Separation payments and accelerated stock compensation	—	—	—	—
Exit costs associated with contract terminations	—	—	—	—
Non-GAAP net income (loss)	$(4,090)	$(3,566)	$(7,820)	$(6,353)

Weighted Shares Outstanding
Basic and diluted	45,000	41,887	44,782	41,472
Basic and diluted earnings per share
Basic and diluted earnings per share GAAP	($0.09)	($0.09)	($0.17)	($0.15)
Basic and diluted earnings per share non-GAAP	($0.09)	($0.09)	($0.17)	($0.15)

The following table presents a reconciliation of reported net income (loss) for the three and six months ended January 31, 2015 and 2014, respectively to EBITDA and Adjusted EBITDA:

ENZO BIOCHEM, INC.

EBITDA & Adjusted EBITDA, Reconciliation Table
(Unaudited, in thousands)

	Three months ended		Six months ended
	January 31,		January 31,
	2015	2014	2015	2014

GAAP net (loss)	$(4,090)	$(3,566)	$(7,820)	$(6,353)
Plus:
Depreciation and amortization	935	1,002	1,873	2,027
Interest expense	49	52	118	114
(Benefit) provision for income taxes	(115)	(4)	8	58
EBITDA	$(3,221)	$(2,516)	$(5,821)	$(4,154)

Adjusted for:
Legal settlements, net	—	—	—	—
Legal fees associated with settlements	—	—	—	—
Separation payments and accelerated stock compensation	—	—	—	—
Exit costs associated with contract terminations	—	—	—	—

Adjusted EBITDA	$(3,221)	$(2,516)	$(5,821)	$(4,154)